Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 13, 2007	Ginny Dunn
7:00 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240-864-2643
ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2006 FINANCIAL RESULTS
     ROCKVILLE, MD, March 13, 2007 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three months and twelve months ended December 31, 2006.
     Revenues for the fourth quarter ended December 31, 2006 were $3.9 million versus $4.1 million for the comparable period in 2005. The Company reported a net loss of ($5.9 million), or ($.08) per share for the three months ended December 31, 2006. This compares with a net loss of ($2.4 million), or ($0.05) per share for the fourth quarter 2005.
     For fiscal year 2006, revenues were $6.9 million versus $5.9 million for 2005. For the year ended December 31, 2006, the Company reported a net loss of ($50.9 million) or ($0.71) per share, versus ($17.3 million), or ($0.36) per share, for fiscal year 2005. As of December 31, 2006, the Company had cash and short-term investments of approximately $51 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented, “Financial results for the fourth quarter and year end 2006, versus prior periods, reflect both our acquisition of Miikana Therapeutics and our continued shift to a more clinical focus. For the year, we recorded $6.9 million in royalty revenue, a 30.2% increase over 2005 royalty revenues of $5.3 million. The increased revenue has helped offset higher R&D expenditures associated with supporting our three clinical stage product candidates. Our financial statements also reflect the acquisition of Miikana Therapeutics and the resultant $29.5 million non-cash charge booked as acquired in-process R&D. Excluding the acquisition charge, the Company’s net loss in 2006 was ($21.4) million, compared with ($17.3) million in 2005. The non-cash charge had the effect of increasing the Company’s net loss per share by approximately ($0.41) to the reported ($0.71) in 2006. In 2007, we expect our expenses to continue to increase as a result of both ongoing and new clinical trials.”

     James S. Burns, President and Chief Executive Officer further commented, “We have made substantial progress during 2006 in advancing our clinical and preclinical programs. Through a combination of our existing and acquired programs, EntreMed is now a solid mid-stage clinical oncology drug development company with two compounds in multiple Phase 2 trials and a third compound in Phase 1 trials. During 2006, we continued our policy of prudent cash management and further strengthened our balance sheet in order to advance our clinical and key preclinical programs.
     Mr. Burns added, “In 2007, we will concentrate our resources on our two lead oncology product candidates (Panzem® NCD and MKC-1), currently in multiple Phase 2 clinical trials; a third oncology product candidate (ENMD-1198) in Phase 1 clinical trials in advanced cancer patients; and two late-stage preclinical programs, including 2ME2 in rheumatoid arthritis, and our multi-kinase inhibitor (ENMD-981693) for oncology. We anticipate filing investigational new drug (IND) applications later this year for both of these programs. Our strategy remains focused on a broad clinical pipeline of multi-mechanism compounds that can provide us with multiple opportunities to succeed while, concurrently, mitigating the inherent risk of oncology drug development.”
     The fourth quarter update call is scheduled for Thursday, March 22, 2007 from 11:00 a.m. to 12:00 p.m. ET and will include a question and answer session. To access the live conference, please dial 800-418-7236 (U.S. or Canada) or 973-935-8757 (internationally) and reference conference number 8520914 at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately one hour after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 8520914. This call will not be web cast; however, an audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is in Phase 2 studies for cancer. ENMD-1198, a novel tubulin binding agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2006	2005

Total revenues	$3,871,173	$4,063,745

Research and development	$7,857,677	$5,004,583

General and administrative	$2,136,764	$1,533,615

Net loss	$(5,627,632)	$(2,176,750)

Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)

Net loss attributable to common shareholders	$(5,878,882)	$(2,428,000)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.08)	$(0.05)

Weighted average number of shares outstanding (basic and diluted)	74,606,821	50,076,032
Twelve Months Ended
December 31,

	2006	2005

Total revenues	$6,894,358	$5,918,055

Research and development	$21,671,117	$17,325,048

General and administrative	$7,393,722	$5,920,455

Acquired in-process R&D	$29,481,894	$—

Net loss	$(49,889,057)	$(16,313,257)

Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)

Net loss attributable to common shareholders	$(50,894,057)	$(17,318,257)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.71)	$(0.36)

Weighted average number of shares outstanding (basic and diluted)	71,873,734	48,176,914

Cash and Short-term Investments	$50,570,097	$30,082,388
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